Exhibit 5.01

August 1, 2025	Amy L. Schneider Vice President, Corporate Secretary and Securities 414 Nicollet Mall, 401-8 Minneapolis, Minnesota 55401

Xcel Energy Inc.

414 Nicollet Mall

Minneapolis, Minnesota 55401

Ladies and Gentlemen:

I am the Vice President, Corporate Secretary and Securities of Xcel Energy Inc., a Minnesota corporation (the “Company”), and, as such, I and the attorneys that I supervise have acted as counsel for the Company in connection with the proposed issuance and sale of shares of the Company’s common stock, par value $2.50 per share, having an aggregate gross sales price of up to $4,000,000,000 (the “Shares”), to be offered by the Company (i) through or to Barclays Capital Inc., BMO Capital Markets Corp., BNP Paribas Securities Corp., BNY Mellon Capital Markets, LLC, BofA Securities, Inc., CIBC World Markets Corp., Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, Huntington Securities, Inc., Jefferies LLC, J.P. Morgan Securities LLC, KeyBanc Capital Markets Inc., Mizuho Securities USA LLC, Morgan Stanley & Co. LLC, MUFG Securities Americas Inc., RBC Capital Markets, LLC, Scotia Capital (USA) Inc., TD Securities (USA) LLC, Truist Securities, Inc. and Wells Fargo Securities, LLC, acting as sales agents and/or principals (each, an “Agent” and, collectively, the “Agents”) or (ii) through Barclays Bank PLC, Bank of Montreal, BNP PARIBAS, The Bank of New York Mellon, Bank of America, N.A., Canadian Imperial Bank of Commerce, Citibank, N.A., Goldman Sachs & Co. LLC, Goldman Sachs International, Huntington Securities, Inc., Jefferies LLC, JPMorgan Chase Bank, National Association, KeyBanc Capital Markets Inc., Mizuho Markets Americas LLC, Morgan Stanley & Co. LLC, MUFG Securities EMEA plc, Royal Bank of Canada, The Bank of Nova Scotia, The Toronto-Dominion Bank, Truist Bank and Wells Fargo Bank, National Association, as forward purchasers (each, a “Forward Purchaser” and, collectively, the “Forward Purchasers”) in connection with one or more forward confirmations, in one or more public offerings from time to time, in each case pursuant to the terms of the Equity Distribution Agreement, dated August 1, 2025 (the “Distribution Agreement”), by and among the Company, the Agents and the Forward Purchasers.

I, or attorneys that I supervise, have examined or are otherwise familiar with the Amended and Restated Articles of Incorporation of the Company, the Bylaws, as amended and restated, of the Company, the Registration Statement on Form S-3 (File No. 333-278797) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission to effect the registration of the Shares under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to which the Shares are to be issued, such corporate action in connection with the issuance of the Shares (the “Corporate Proceedings”) as have occurred as of the date hereof and such other documents, records and instruments as I have deemed necessary or appropriate for the purposes of this opinion letter.

Xcel Energy Inc.

August 1, 2025

Based upon the foregoing and assumptions that follow, I am of the opinion that the Shares have been authorized by all necessary corporate action of the Company and, when issued and delivered pursuant to the terms of the Distribution Agreement against payment of the consideration therefor as provided therein, will be validly issued, fully paid and nonassessable.

The foregoing opinions assume that at the time of delivery of the Shares, the Corporate Proceedings related thereto will not have been modified or rescinded and the issuance and sale of the Shares will not violate any issuance limitation in the Corporate Proceedings, and will otherwise comply with the Corporate Proceedings.

I express no opinion as to the laws of any jurisdiction other than the laws of the State of Minnesota and the federal laws of the United States of America. The opinions herein expressed are limited to the specific issues addressed and to laws existing on the date hereof. By rendering this opinion letter, I do not undertake to advise you with respect to any other matter or of any change in such laws or in the interpretation thereof that may occur after the date hereof.

I hereby consent to the filing of this opinion letter as Exhibit 5.01 to the Current Report on Form 8-K dated the date hereof filed by the Company and incorporated by reference into the Registration Statement. In giving such consent, I do not hereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Xcel Energy Inc.

August 1, 2025

Respectfully submitted,

By:	/s/ Amy L. Schneider
Name:	Amy L. Schneider
Title:	Vice President, Corporate Secretary and Securities